EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports December Total Sales of $269.0 Million, an Increase of 5.1%

Warrendale, PA, January 8, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five-week period ended January 4, 2003 increased 5.1% to $269.0 million, compared to $256.0 million for the five-week period ended January 5, 2002. Comparable store sales for the American Eagle Outfitters stores declined 3.7% for the December period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 5.3% for the month compared to the corresponding period ended January 5, 2002.

Total sales for the five-week period ended January 4, 2003 include $12.5 million from the Bluenotes/Thriftys operation, compared to $17.2 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 27.8% in December compared to last year.

Total sales for the forty-eight week period ended January 4, 2003 increased 6.2% to $1.384 billion from $1.303 billion for the forty-eight week period ended January 5, 2002. Comparable store sales for the American Eagle Outfitters stores declined 4.7% for the forty-eight week period ended January 4, 2003. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.1% for the forty-eight week period compared to the corresponding period ended January 5, 2002.

Total sales for the forty-eight week period ended January 4, 2003 include $76.5 million from the Bluenotes/Thriftys operation, compared to $96.5 million for the corresponding period last year. Bluenotes/Thriftys comparable store sales declined 22.8% for the period compared to last year.

Regarding fourth quarter earnings, the Company is comfortable with the current First Call consensus estimate of $0.53 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 700 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fourth quarter sales and financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857